EXHIBIT 99.1

EPR Properties Appoints New Member to Its Board of Trustees

KANSAS CITY, Mo.--(BUSINESS WIRE) September 16, 2013 - EPR Properties (NYSE:EPR) today announced that Robin Sterneck has been appointed to its Board of Trustees.

Ms. Sterneck brings significant executive leadership experience, particularly in strategic planning and organizational design. She is the President and Founder of Highland Birch Group, an independent consulting firm, and previously served as the head of Commercial Insurance for Swiss Reinsurance (formerly GE Insurance Solutions) and Senior Vice President of GE Capital.

Robert Druten, Board Chairman commented, “We are thrilled to welcome such a talented leader to the Company's Board of Trustees. Robin has had an accomplished career in financial services and strategic planning and brings a valuable perspective to the board.”

Ms. Sterneck holds a B.S. in Science from Trinity College of Vermont and an M.B.A. from Tulane University.

About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.2 billion and our primary investment segments are
Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com

Contact
EPR Properties
Brian Moriarty, 1-888-EPR-REIT
Vice President - Corporate Communications
brianm@eprkc.com